Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL REPORTS

INCREASED QUARTERLY EARNINGS

64th Consecutive Quarterly Dividend Declared

ADDISON, IL, August 2, 2004 – Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment and chemicals manufacturer, reported increased sales and net income for the second quarter of 2004 compared with the second quarter of 2003.  The Company also reported that backlog of orders is running approximately double the level of June 30, 2003.

Specifically, for the three months ended June 30, 2004, revenues rose 9.4 percent over the like period last year, to $21,067,000 from $19,258,000.  Net income for the second quarter of 2004 reached $1,074,000, or $.30 per share, an increase of 64.2 percent over the $654,000, or $.18 per share, reported for the same quarter of 2003.

Gregory J. Rau, president and CEO, attributed the enhanced performance in the second quarter of 2004 to better demand from commercial dealers, a 13.6 percent increase in industrial sales domestically, a 29.6 percent boost in international revenues (27.5 percent excluding currency effects), and increased volume in chemical sales.  He also noted that Minuteman’s gross profit margin for the second quarter of 2004 increased to 32.7 percent of sales from 30.5 percent in the quarter ended June 30, 2003.  Net income as a percent of sales increased to 5.1 percent for the second quarter of 2004 from 3.4 percent for the same period last year, helped by a $142,000 after-tax reduction in interest expense related to the change in fair market value of a derivative financial instrument compared with the second quarter of 2003 where interest expense included a $68,000 after-tax reduction related to the change in fair market value of a derivative financial instrument.  The increase in net income was partially impacted by higher selling, general and administrative expenses in the second quarter of 2004 compared with the second quarter of 2003.

Results for the first six months of 2004 reflected the improved performance of the second quarter, with sales for the year to date advancing 7.9 percent over the first two quarters of 2003 to $40,877,000 from $37,892,000 and net income climbing 35.1 percent to $1,523,000, or $.42 cents per share, from $1,127,000, or $.31 per share.

Minuteman’s financial condition remains strong, with working capital of $35.5 million representing a current ratio of 4.5 to 1.  Shareholders’ equity of $41.8 million is equal to a book value of $11.67 per share.  The Company has sufficient capital resources to meet business and liquidity needs as they arise, and Rau currently foresees no events that will materially change that condition.

The Board of Directors has approved the 64th consecutive quarterly dividend in the amount of $.09 per share, payable August 31, 2004 to shareholders of record as of August 16, 2004.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 60 countries.  More information can be found on the Company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

[Tables follow]

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,
	2004	2003	% Change

Net Sales	$21,067	$19,258	9.4

Cost of Sales	14,182	13,382	6.0

Gross Profit	$6,885	$5,876	17.2

Selling Expenses	3,827	3,528	8.5

General and Administrative Expenses	1,395	1,216	14.7

Income from Operations	$1,663	$1,132	46.9

Interest Income (Expense), net	126	(22)
Other Income (Expense), net	36	(8)

Total Other Income (Expense), net	162	(30)

Income before Income Taxes	$1,825	$1,102	65.6

Income Tax Expense	(751)	(448)	67.6

Net Income	$1,074	$654	64.2

Net Income Per Share — Basic and diluted	$.30	$.18

Average Number of Shares Outstanding - Basic	3,586	3,582

Average Number of Shares Outstanding – Diluted	3,586	3,587

	Six Months Ended June 30,
	2004	2003	% Change

Net Sales	$40,877	$37,892	7.9

Cost of Sales	28,089	26,462	6.1

Gross Profit	$12,788	$11,430	11.9

Selling Expenses	7,523	6,979	7.8

General and Administrative Expenses	2,714	2,347	15.6

Income from Operations	$2,551	$2,104	21.2

Interest Income (Expense), net	(29)	(214)	(86.4)
Other Income (Expense), net	11	(10)

Total Other Income (Expense), net	(18)	(224)	(92.0)

Income before Income Taxes	$2,533	$1,880	34.7

Income Tax Expense	(1,010)	(753)	34.1

Net Income	$1,523	$1,127	35.1

Net Income Per Share — Basic and diluted	$.42	$.31

Average Number of Shares Outstanding - Basic	3,586	3,581

Average Number of Shares Outstanding – Diluted	3,586	3,587